EXHIBIT 10.1

CANCELLATION AND RELEASE

This Cancellation and Release ("this Release") is made as of the 21st day of March, 2000, by and between Lloyd F. Noland ("Employee") and Moto Photo, Inc., a Delaware corporation ("Employer"). This Release is based on the following understandings:

a. Employee acts as Employer's Senior Vice President of Marketing under an Employment Agreement dated as of January 1, 1999 ("the Agreement").

b. Pursuant to the terms of the Agreement, Employee signed a promissory note ("the Note") in favor of Employer, dated August 3, 1998 and in the principal amount of $40,352.76, in return for certain living expenses, moving expenses, and other funds which Employer advanced to Employee. The Note provides that Employer shall forgive one-fifth of the principal amount and interest due under the Note for each complete year in which Employee is employed by Employer.

c. The parties wish to cancel the Note on the terms and conditions set forth in this Release.

Accordingly, the parties agree as follows:

1. Upon execution by Employee of this Release, Employer shall cancel the Note, forgiving all unpaid principal and all accrued but unpaid interest under the Note. Employee shall have no further obligations under the Note. Employer shall mark the Note "Cancelled" and indicate the date of such cancellation and shall return the Note to Employee.

2. The parties agree that Section 2.5 of the Agreement shall be deleted in its entirety. The parties affirm the remainder of the Agreement.

3. In consideration for such cancellation, Employee releases and forever discharges Employer, and its past and present directors, shareholders, officers, employees, and agents, and their respective successors, assigns, personal representatives and heirs, in their individual and corporate capacities ("the Releasees"), of and from any and all actions, proceedings, liabilities, damages and claims whatsoever in law or equity, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, whether known or unknown, vested or contingent, which Employee has ever had, now has or hereafter may claim to have or to have had against Employer and/or the Releasees for or by reason of anything whatsoever arising out of or in connection with Employee's employment with Employer or otherwise arising out of any transaction at any time prior to and including the date of this Release, provided, however, that the release set forth in this paragraph shall exclude claims arising from assertion of any obligations of Employer created in or affirmed by this Release, including Franchisor's obligations under the Agreement.

In witness of the foregoing, the parties have executed this Release as of the date first written above.

"EMPLOYEE"

Lloyd F. Noland

"EMPLOYER"

Moto Photo, Inc.

By

Frank M. Montano

President and Chief Operating Officer